Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Avigen, Inc. for the registration of 3,954,760 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2006, with respect to the financial statements  of Avigen, Inc., Avigen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Avigen, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
May 25, 2006